Exhibit 99.1
Delek Logistics Partners, LP Announces Addition to Board of Directors

BRENTWOOD, Tenn., February 1, 2021 Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today announced the appointment of Sherri A. Brillon to the Board of Directors of its general partner, Delek Logistics GP, LLC, effective January 26, 2021.
“We are excited to welcome Sherri to our board” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics. “Sherri brings extensive industry knowledge that will broaden the perspective of the board. Fresh ideas and diversity of opinions will help our company remain competitive into the future.”
Sherri A. Brillon has over 35 years of experience in the oil and gas industry. From 1985 to 2019, Ms. Brillon held various positions of increasing responsibility at Encana Corporation, a leading North American hydrocarbon exploration and marketing company now known as Ovintiv Inc., before retiring as Executive Vice-President and Chief Financial Officer in 2019. At Encana, Ms. Brillon was responsible for directing the financial operations of the organization and she also implemented Encana’s business strategy through multiple strategic transactions.
Ms. Brillon attended the University of Calgary, where she graduated with a Bachelor of Arts degree in economics. She is a past director of the Canadian Chamber of Commerce, Alberta Energy Regulator, Tim Hortons Inc., a Canadian multinational fast food restaurant chain, and PrairieSky Royalty Ltd., which owns properties generating royalty revenues from petroleum and natural gas in Canada.
Ms. Brillon will serve on the Audit Committee of the Board of Directors of our general partner.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Tax Considerations
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistics Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistics Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).